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                                                                   EXHIBIT 10.45

                              EMPLOYMENT AGREEMENT


         This Agreement ("Agreement") is made and entered into effective the 21st day of June, 1999, by and between PNV.Net, Inc., a Delaware corporation (the "Company") and Mark Cleveland (the "Executive").

         WHEREAS, the Company is engaged in the business of developing and providing telecommunications, data transmission, internet, cable television and other services to truckstops, truck drivers and truck fleet owners; and

         WHEREAS, Employee desires to work for the Company under the terms of this Agreement.

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Executive and the Company agree as follows:

         1. Term of Agreement. The term of this Agreement shall commence as of the date and year first above written (the "Effective Date") and shall remain in effect for the duration of the Executive's employment with the Company (hereinafter "Term of Agreement"). The Executive's employment with the Company and the Term of Agreement shall continue until terminated with or without cause by either party immediately upon giving the other party written notice thereof, or upon verbal notice confirmed thereafter in writing. Nothing herein shall be understood as modifying or otherwise altering the Executive's at-will relationship or in any other way creating a contract of employment with the Executive for any stated term.

         2. Position and Responsibilities. The Executive shall be employed as Vice President, Sales of the Company. As Vice President, Sales, the Executive shall report to the President of the Company and initially shall be responsible for all aspects of sales and involved in formulating the marketing strategy of the Company. Subject to Section 5(e)(ii), the Company may change the Executive's duties and responsibilities from time to time in its sole discretion. While so employed, the Executive agrees to devote his full working time and attention to carrying out his duties and responsibilities under this Agreement and shall use his best efforts, skills and abilities to further the interests of the Company. While employed by the Company, the Executive may not work for any other entity, in any capacity, without the prior express written consent of the Company. The Company hereby consents to the following activities, provided such activities do not, as determined by the Company in its discretion, interfere with the Executive's performance of his obligations to the Company: (i) limited consulting services for Freightliner and CH Robinson; and (ii) service for civic, educational or charitable organizations and trade associations. In addition: (i) Executive may serve on the board of directors of Micro Modulation Data Systems; and (ii) Executive may, with the prior consent of the Company not to be unreasonably withheld, serve on the board of directors or board of advisors of one additional corporation not engaged in the business of developing or providing telecommunications, data transmission, internet, cable television or other competitive services to


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truckstops, truck drivers or truck fleet owners. The Executive agrees to comply with all policies, standards and regulations of the Company now existing or hereafter promulgated.

         3. Location. The Executive acknowledges that he will work out of the Company's headquarters in Coral Springs, Florida. The Executive further acknowledges that the Company may, in its discretion, change the location at which the Executive is required to perform his duties under this Agreement. In the event the Company does require the Executive to change his residence during the Term of Agreement, the Company shall reimburse the Executive for reasonable moving expenses, including reasonable realtor fees incurred in selling Executive's home in the Coral Springs area, moving expenses for Executive's household items, and other expenses associated with the relocation.

         4. Compensation and Related Matters.

                  (a) Salary. During the Term of Agreement, the Company shall pay to the Executive a salary at a rate of One Hundred Sixty Thousand Dollars ($160,000.00) per annum in equal installments on the fifteenth and last day of each month in arrears, which salary may be increased in the sole discretion of the Compensation Committee of the Board of Directors (the "Compensation Committee") from time to time based on periodic performance reviews (the "Base Salary").

                  (b) Bonus. Beginning on July 1, 1999, for each fiscal year during the Term of Agreement, the Executive shall be eligible for an incentive bonus for such fiscal year (a "Bonus") upon satisfaction (as determined by the Compensation Committee in its discretion) of goals and objectives specified by the Chief Executive Officer of the Company. The goals and objectives for the fiscal year beginning July 1, 1999 shall be mutually agreed to by the Executive and the Compensation Committee prior to June 30, 1999 or as soon as administratively possible thereafter. The Executive's Bonus shall be targeted at forty percent (40%) of Executive's then-current Base Salary (the "Target Amount") and calculated based on the guidelines set forth in Exhibit A. Notwithstanding the foregoing, the Executive's Bonus for the fiscal year beginning July 1, 1999 shall be at least 20% of Executive's Base Salary.

                  (c) Stock Options. The Company shall grant a nonqualified stock option to the Executive substantially in the form of the nonqualified stock option award agreement attached hereto as Exhibit B, which generally provides that the Company shall grant Executive nonqualified stock options for 80,000 shares of common stock at an exercise price of Five Dollars ($5) per share. The options will vest subject to Executive's continued employment with the Company, the terms of the Company's equity compensation plan and the award agreement evidencing the options at the following schedule: 16,000 shares will vest on the Effective Date; an additional 16,000 share will vest on the first anniversary of the Effective Date; an additional 16,000 shares will vest on the second anniversary of the Effective Date, an additional 16,000 shares will vest on the third anniversary of the Effective Date; and the last 16,000 shares will vest on the fourth anniversary of the Effective Date. In addition, to the extent that other senior-level management of the Company are granted stock options during the Term of Agreement, the Board will consider granting additional options to the Executive in the sole discretion of the Board.



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                  (d) Moving and Related Expenses. The Company shall reimburse the Executive for reasonable moving and related expenses associated with the Executive's relocation to the Coral Springs, Florida area, provided such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company, as follows: (i) reasonable realtor fees incurred in selling the Executive's house in Oregon; (ii) moving expenses for the Executive's household items; (iii) travel expenses in transporting the Executive and his immediate family to Florida; and (iv) a lump sum payment of $15,000 for living and miscellaneous expenses associated with the relocation. Reimbursements under subsections (i), (ii) and (iii) of this Section shall be paid within ten (10) days of the Executive providing the Company with documentation in a form reasonably satisfactory to the Company; the payment provided for in subsection (iv) shall be made to the Executive within 15 days of relocation to Florida. All amounts paid to the Executive under this Section 4(d) shall be grossed up as necessary to compensate the Executive for any taxes incurred by Executive with respect to the receipt of the same.

                  (e) Business Expenses. During the Term of Agreement, the Company shall reimburse the Executive for all reasonable business expenses incurred by the Executive in performing services hereunder, including travel expenses while away from home on business, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

                  (f) Vacation. In addition to all paid Company holidays, the Executive shall be entitled to up to fifteen (15) business days paid vacation in each full calendar year and accrued in accordance with Company policy. Any vacation days accrued, but not used, in any calendar year shall be forfeited without payment therefor. The Executive shall be entitled to a pro rata portion of his vacation entitlement for the calendar year 1999.

                  (g) Other Benefits. The Executive shall be eligible to participate in the Company's retirement and welfare benefit plans under the terms and conditions established by the applicable plan documents.

                  (h) Joint Venture. The Company acknowledges that Executive currently has relationships with Freightliner and CH Robinson (hereinafter collectively referred to as the "Identified Parties") and that the Identified Parties may be interested in forming a joint venture or entering into various new projects with the Company. In the event the Company enters into a transaction with the Identified Parties within six (6) months of the Effective Date, the Company and the Executive will negotiate an appropriate economic reward for the Executive's services in creating such new opportunity.

         5. Termination.

                  (a) Termination during the Term of Agreement. The Company shall have the right to terminate the Executive's employment at any time with or without Cause (as



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defined in Section 5(e) below). The Executive shall have the right to terminate his employment at any time with or without Good Reason (as defined in Section 5(e) below).

                  (b) Termination without Cause; Termination for Good Reason. During the Term of Agreement, if the Company terminates the employment of the Executive without Cause (as defined in Section 5(e) below, including, but not limited to, termination without Cause after a change in control of the Company) or the Executive terminates his employment for Good Reason (as defined in Section 5(e) below), the Term of Agreement shall terminate immediately thereafter and:

                           (i) the Company shall pay the Executive the portion
of his Base Salary in effect at the time of termination as he may be entitled to receive for services rendered prior to the date of such termination;

                           (ii) the Company shall pay the Executive for any
accrued but unused vacation;

                           (iii) subject to Section 6 and provided that the
termination occurs within twenty-four (24) months of the Effective Date, the Company shall pay the Executive, at the end of each month for the first six (6) months following the date on which the Executive executes the release described in Section 6 below (the "Severance Period"), an amount equal to one-twelfth (1/12) of his Base Salary;

                           (iv) subject to Section 6 and provided that the
termination occurs within twenty-four (24) months of the Effective Date, if the Executive timely elects to continue coverage under the Company's health care plan, pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, ("COBRA"), the Company shall pay Employee at the end of each month during the Severance Period an amount equal to the monthly premium for the COBRA coverage so elected. At such time as the Executive becomes eligible for coverage under another employer's group health plan, all benefits under this Section 5(b)(iv) shall cease immediately. If the Executive fails to notify the Company that he is eligible for other health coverage within thirty (30) days of becoming eligible for such coverage, the Executive shall be considered in breach of this Agreement and shall be required to repay to the Company all payments made under this Section 5(b)(iv);

                           (v) subject to Section 6 and provided that the
termination occurs within twenty-four (24) months of the Effective Date, notwithstanding anything to the contrary in this Agreement, the nonqualified stock option in Section 4(c) shall continue to vest as if the Executive were actively employed during the Severance Period; and

                           (vi) subject to Section 6 and provided that the: (i)
termination occurs after the second anniversary of the Effective Date; (ii) Executive relocates to the Pacific Northwest within six (6) months of said termination; and (iii) no other entity or organization is providing Executive with relocation assistance, the Company shall reimburse the Executive for reasonable moving and related expenses associated with the Executive's relocation to the



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Pacific Northwest, provided such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company, as follows: (a) reasonable realtor fees incurred in selling the Executive's house in Florida; (b) moving expenses for the Executive's household items; (c) travel expenses in transporting the Executive and his immediate family to the Pacific Northwest. Reimbursements under subsections (i), (ii)) and (iii) of this Section 5(b)(vi) shall be paid within ten (10) days of the Executive providing the Company with documentation in a form reasonably satisfactory to the Company. All amounts paid to the Executive under this Section 5(b)(vi) shall be grossed up as necessity to compensate the Executive for any taxes incurred by Executive with respect to the receipt of the same.

                  (c) Termination for Death, Retirement or Disability. During the Term of Agreement, if the Executive's employment is terminated by the death, Disability or Retirement (as defined in Section 5(e) below) of the Executive, the Term of Agreement shall terminate immediately thereafter and the Company shall pay the Executive or his beneficiary such compensation as is set forth in Sections 5(b)(i) and 5(b)(ii) herein.

                  (d) Termination by the Executive without Good Reason or Termination by the Company for Cause. During the Term of Agreement, if the Executive terminates his employment without Good Reason (as defined in Section 5(e) below), or the Company terminates the Executive's employment for Cause (as defined in Section 5(e) below), the Term of Agreement shall terminate immediately thereafter and the Company shall pay the Executive or his beneficiary such compensation as is set forth in Sections 5(b)(i) and 5(b)(ii) herein.

                  (e) Definitions.

                           (i) Cause. For purposes of this Agreement, the term
"Cause" shall be limited to the following events: (i) theft, embezzlement or other similar act by the Executive of any tangible or intangible asset of the Company or any customer, supplier or investor of the Company if, in the good faith determination of the Board, such act causes or is likely to cause material damage to the business or reputation of the Company; (ii) commission of a felony, or other crime involving moral turpitude by the Executive, (whether or not the Executive is prosecuted and convicted) if, in the good faith determination of the Board, such act causes or is likely to cause material damage to the business or reputation of the Company; or (iii) willful failure by the Executive to follow the instructions of the Board, to the extent such instructions are reasonably related to the business of the Company, are given in good faith to promote the interest of the Company, would not require the Executive to commit any illegal act and are not given to provide the Company with cause for terminating the Executive, and if such failure has continued for thirty (30) days after Executive has been notified in writing by the Company of the nature of Executive's failure to follow such instructions. This definition of Cause shall not create in the Executive any right to employment or cause of action on account of termination of the Executive's employment with the Company without Cause.

                           (ii) Good Reason. For purposes of this Agreement, the
term "Good Reason" shall be limited to the following events: (i) a material breach by the Company of this



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Agreement; or (ii) a material diminution in the Executive's title, duties or responsibilities, provided that the Executive has given the Company written notice of his objection to this diminution and the Company has failed to adjust the Executive's title, duties or responsibilities to correct any such diminution within thirty (30) days.

                           (iii) Disability. For purposes of this Agreement, the
Executive's employment with the Company shall be deemed to have terminated on account of "Disability" on the date on which the Executive is eligible to receive, and commences receipt of, benefits under the Company's program of long-term disability insurance.

                           (iv) Retirement. For purposes of this Agreement, the
term "Retirement" means the Executive's election to separate from service with the Company upon or after having attained the normal retirement age specified in the Company's tax-qualified retirement plan.

         6. Condition on Payment of Benefits: The Executive agrees that he shall be entitled to payments and benefits under the terms of Section 5(b)(iii), 5(b)(iv) and 5(b)(v) above, as applicable, only if he executes a complete and general release in a form substantially comparable to the release set forth in Exhibit C hereto and incorporated herein by reference or in such other form as is determined to be necessary or desirable by the Company in its discretion, which release shall at least contain a release by the Executive and any beneficiary of the Executive entitled to receive all or any portion of the benefits specified in such Sections of any claims arising from the Executive's employment or associations with the Company or otherwise existing against the Company and its officers, directors, agents, employees, shareholders, and representatives at the time of execution of the release.

         7. Representations.

                  (a) The Executive warrants and represents that the Executive's performance of all of the terms of this Agreement and as an employee does not and will not breach any agreement to keep in confidence proprietary information acquired by the Executive in confidence or in trust prior to the Executive's employment by the Company. The Executive represents that the Executive has not entered into, and agrees not to enter into, any agreement either oral or written in conflict herewith.

                  (b) The Executive warrants and represents that the Executive has not brought and will not bring with the Executive to the Company, or use in the performance of the Executive's responsibilities for the Company, any materials or documents of a former employer which are not generally available to the public, unless the Executive has obtained written authorization from the former employer or other owner for their possession and use and provided the Company with a copy of such authorization.



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                  (c) The Executive understands that during the Executive's
employment for the Company the Executive is not to breach any obligation of confidentiality that the Executive has to a former employer or any other person or entity.

         8. Other Agreements. This Agreement supersedes all prior agreements and understandings, oral or written, between the Company and the Executive with respect to the subject matter hereof. Notwithstanding the foregoing, Executive will adhere to and honor all obligations to the Company as described in the Confidentiality and Assignment of Inventions Agreement attached hereto as Exhibit D and executed simultaneously herewith.

         9. Amendment. No change, modification, termination or attempted waiver of any of the provisions of this Agreement shall be binding upon any party hereto unless reduced to writing and signed by the party against whom enforcement is sought.

         10. Assignment. The Company shall have the right to assign this contract to a successor or surviving entity, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by or against its successors and assigns. The Executive's obligations under this Agreement shall not be transferable by assignment or otherwise by the Executive and any attempt to do any of the foregoing shall be null and void.

         11. Counterparts. Any number of counterparts of this Agreement may be signed and delivered, each of which shall be considered an original and all of which, together, shall constitute one and the same instrument.

         12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to its conflict of law provisions.

         13. Venue. Any litigation under this Agreement may be brought by the Company in the State of Florida, notwithstanding that the Executive is not at that time a resident of the State of Florida and cannot be served process within that state. The Executive hereby irrevocably consents to the jurisdiction of the courts of Florida (whether federal or state courts) over his or her person.

         14. Binding Effect. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their heirs, assigns and successors in interest.

         15. Withholding of Taxes. The Company may withhold from any payments made under this Agreement all federal, state, city, or other taxes as shall be required pursuant to any law, regulation or ruling.

         16. Headings. The headings contained in this Agreement are for reference purposes only and shall not be deemed interpretation of this Agreement.



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         17. Representation. The Executive represents and warrants that the performance of the Executive's duties under this Agreement, and the execution of this Agreement by him, will not violate any agreement between the Executive and any other person, firm, partnership, Company or any other organization.

         18. Notices. Any notice given to either party hereto shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly and properly addressed to the party concerned at the address indicated below or to such changed address as party may subsequently give notice of:

         If to the Company:

                  11711 NW 39th Street
                  Coral Springs, Florida  33065

         If to the Executive, to Executive's last known address as shown on the Company's records, which currently is listed as

                  P.O. Box 8733
                  Coral Springs, Florida  33075

                  with a facsimile copy thereof to Executive's counsel at (541) 344-0845 and a further copy to:

                  R.W. Cleveland, Esq.
                  1165 Debrick
                  Eugene, Oregon  97401

         19. Arbitration. The parties agree that any and all disputes that they have with one another which arise out of the Executive's employment or under the terms of this Agreement shall be resolved through final and binding arbitration, as specified herein. This shall include, without limitation, disputes relating to this Agreement, the Executive's employment by the Company or the termination thereof, claims for breach of contract or breach of the covenant of good faith and fair dealing, and any claims of discrimination or other claims under any federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of Executive's employment with the Company or its termination. The only claims not covered by this Section 19 are claims for benefits under the workers' compensation laws or claims for unemployment insurance benefits, which will be resolved pursuant to those laws. Binding arbitration will be conducted in Broward County, Florida, in accordance with the rules and regulations of the American Arbitration Association. Each party will bear one half of the cost of the arbitration filing and hearing fees, and the cost of the arbitrator. The Executive understands and agrees that the arbitration shall be instead of any civil litigation and that the arbitrator's decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof.



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         20. Mitigation. The Executive shall not be obligated to seek other employment in mitigation of the amounts payable pursuant to Sections 5(b)(iii) and 5(b)(iv) and, except as specifically provided in Section 5(b)(iv), any such employment obtained by the Executive shall not reduce or affect the amounts payable under Sections 5(b)(iii) and 5(b)(iv).

         21. Waiver of Breach. Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part either of the Executive or of the Company.

         22. Severability. To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted therefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

         23. Survival. The Executive and the Company agree that the provisions of Sections 6-23 herein shall survive the termination of this Agreement and the termination of the Executive's employment hereunder.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                                            THE EXECUTIVE:



                                            /s/ Mark Cleveland            (Seal)
                                            ------------------------------
                                            Mark Cleveland

                                            THE COMPANY:

                                            PNV.NET, INC.


                                            By: /s/ Steve Conkling
                                                --------------------------------
                                                Steve Conkling, President



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                                    EXHIBIT A


Calculation of Bonus

The Executive's entitlement to a Bonus will be calculated based on his achievement of the Sales Goals and, Corporate Goals and General Goals set by the Compensation Committee of the Company each year. The portion of the Target Amount to which the Executive is entitled as a Bonus will be calculated as follows:

         1. Sales Goals. 60% of the Target Amount for a given year will be based on achievement of Sales Goals. If the Executive achieves from 91% to 100% of the Sales Goals, he will receive at least 60% of the Target Amount (the "Sales Target Bonus"). In the event the Executive achieves less than 91% or more than 100% of the Sales Goals, the amount of the Sales Target will be calculated as follows:

                  85% or less of Sales Goals:       0% of the Sales Target
                  86 - 90% of Sales Goals:          86 - 90% of the Sales Target
                  91 - 100% of Sales Goals:         100% of the Sales Target
                  101 - 120% of Sales Goals:        125% of the Sales Target
                  121% or more of Sales Goals:      135% of the Sales Target

         2. Corporate Goals. 40% of the Target Amount for a given year will be based on achievement of Corporate Goals. If the Executive achieves from 91% to 100% of the Corporate Goals, he will receive at least 40% of the Target Amount (the "Corporate Target"). In the event the Executive achieves less than 91% or more than 100% of the Corporate Goals, the amount of the Corporate Target will be calculated as follows:

                  85% or less of Corporate Goals:   0% of the Corporate Target
                  86 - 90% of Corporate Goals:      86 - 90% of the Corporate Target
                  91 - 100% of Corporate Goals:     100% of the Corporate Target
                  101 - 120% of Corporate Goals:    125% of the Corporate Target
                  121% or more of Corporate Goals:  135% of the Corporate Target



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